Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                                This Amendment No. 1 (the “Amendment”), dated as of February 25, 2005, to the Rights Agreement, dated as of June 25, 1998 (the “Rights Agreement”), is between Realty Income Corporation, a Maryland corporation (the “Corporation”), and The Bank of New York (the “Rights Agent”).

                                The Corporation and the Rights Agent have heretofore executed and entered into the Rights Agreement.  Pursuant to Section 26 of the Rights Agreement, the Corporation, for so long as the Rights are redeemable, may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof and the Corporation desires and directs the Rights Agent to so amend the Rights Agreement.  All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Corporation and the Rights Agent have been in all respects authorized by the Corporation and the Rights Agent.

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.                             Section 7.1 of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

“7.1 Exercise of Rights.  Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights represented thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredths of a Preferred Share (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on February 28, 2005 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Sections 1.3(ii)(A)(z) and 13.3, at which time the Rights are deemed terminated, or (iv) the time at which the Rights are exchanged as provided in Section 27.”

2.             Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

3.             Governing Law; Jurisdiction; Waiver of Jury Trial. This Amendment and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that the rights, duties and obligations of the Rights Agent shall be governed and construed in accordance with the laws of the State of New York. The parties hereto agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York, and that in connection with any such action or proceeding, submit to the jurisdiction of an venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counter claim arising out of this Amendment or the transactions contemplated hereby.

4.             This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

5.             Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

6.             Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

                                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

REALTY INCOME CORPORATION
Signed February 25, 2005
By:
Name: Michael R. Pfeiffer Title: Executive Vice President, General Counsel and Secretary
THE BANK OF NEW YORK,
as Rights Agent
Signed February 25, 2005
By:
Name: Sandra L. Brown Title: Vice President